Exhibit 10.1

BOND FINANCING AGREEMENT

between

IOWA FINANCE AUTHORITY

and

GEVO NW IOWA RNG, LLC

Dated as of April 1, 2021

relating to

$68,155,000 Iowa Finance Authority Solid Waste Facility Revenue Bonds (Gevo NW Iowa RNG, LLC Renewable Natural Gas Project), Series 2021

The interest of Iowa Finance Authority in this Bond Financing Agreement has been assigned (except for the rights of, and amounts payable to, the Iowa Finance Authority under Sections 4.2(b), 4.2(c), 4.2(d), 6.2(c), 6.3, 8.2, 8.3, 9.5 and 9.15 hereof) pursuant to the Indenture dated as of the date hereof from the Iowa Finance Authority to Citibank, N.A., as trustee, and is subject to the security interest of Citibank, N.A., as trustee.

TABLE OF CONTENTS

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BOND FINANCING AGREEMENT

THIS BOND FINANCING AGREEMENT, dated as of April 1, 2021 (this “Financing Agreement”) between IOWA FINANCE AUTHORITY, a public instrumentality and agency of the State of Iowa (the “Issuer”), and GEVO NW IOWA RNG, LLC, a Delaware limited liability company (the “Company”).

W I T N E S S E T H:

WHEREAS, pursuant to and in accordance with Chapter 16 of the Code of Iowa, 2021, as amended (the “Act”), by appropriate action duly taken by the Board of Issuer, and in furtherance of the purposes of the Act, Issuer proposes to issue its $68,155,000 Solid Waste Facility Revenue Bonds (Gevo NW Iowa RNG, LLC Renewable Natural Gas Project), Series 2021, (the “Bonds”), under the Indenture (defined below), to provide funds, as provided herein, for a portion of the costs of the Project (as defined herein); and

WHEREAS, Issuer proposes to loan the proceeds of the Bonds to the Company upon the terms and conditions set forth herein (the “Loan”); and

WHEREAS, the Company has delivered to the Issuer its Note, in the form of Exhibit B attached hereto, dated April 15, 2021 (the “Note”) as evidence of its obligations under this Financing Agreement; and

WHEREAS, the Issuer will enter into an Indenture, dated as of April 1, 2021 (the “Indenture”), with Citibank, N.A., as trustee (the “Trustee”), pursuant to which the Bonds will be issued; and

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants hereinafter contained, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

SECTION 1.1.     Definition Of Terms. Words and terms not otherwise defined herein shall have the meanings specified in Section 1.01 of the Indenture, as originally executed or as it may from time to time be supplemented or amended as provided therein.

“Additional Payments” means the amounts required to be paid by the Company pursuant to the provisions of Section 4.2(b) hereof.

“Bond Documents” means the Indenture, the Financing Agreement, the Purchase Agreement, the Remarketing Agreement, if any, and the Tax Certificate.

“Bond Payment Date” shall have the meaning given to such term in Section 4.2(a) hereof.

“CERCLA” has the meaning set forth in the definition of Environmental Requirement.

“Company Documents” shall have the meaning given to such term in Section 2.2(a) hereof.

“Completion Date” means the date of the substantial completion of the development, acquisition, design, engineering, permitting, equipping, construction, installation, improvement, commissioning, start-up and testing of the Project evidenced in accordance with the requirements of Section 3.3 hereof.

“Debt” of any Person at any date means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (d) all obligations of such Person under leases which are or should be, in accordance with GAAP, recorded as capital leases in respect of which such Person is liable, (e) all obligations of such Person to purchase securities (or other property) which arise out of or in connection with the sale of the same or substantially similar securities (or property), (f) all deferred obligations of such Person to reimburse any bank or other Person in respect of amounts paid or advanced under a letter of credit or other instrument, (g) all Debt of others secured by a Lien on any asset of such Person, whether or not such Debt is assumed by such Person, (h) all Debt of others guaranteed directly or indirectly by such person or as to which such Person has an obligation substantially the economic equivalent of a guarantee and (i) obligations in respect of any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreements or arrangements which is designed to protect against fluctuations in interest rates.

“Environmental Condition” means any condition, circumstance or activity that reasonably would be expected to result in recovery by any person or governmental or private entity of any remedial or removal costs, response costs, natural resource damages or other costs, fines, penalties, expenses or damages under any Environmental Requirement arising from or relating to any personal injury or property damage or any injury, harm to public health, safety or the environment.

“Environmental Requirement” means any applicable federal, state or local statute, ordinance, rule or regulation, any judicial or administrative order (whether or not on consent) or judgment, any provisions or condition of any permit required to be obtained or maintained by the Company, or any other binding determination of any governmental authority relating to protection of the environment or health or safety relating to the release of or exposure to hazardous or toxic substances, materials or wastes. Environmental Requirements include, without limitation, regulations and requirements imposed pursuant to the Clean Air Act, 42 U.S.C. § 7401, et seq., the Clean Water Act, 33 U.S.C. § 1251, et seq., the Resource Conservation and Recovery Act, 42 U.S.C. § 6901, et seq. (“RCRA”), the Toxic Substances Control Act, 15 U.S.C. § 2601, et seq., the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601, et seq. (“CERCLA”), and any and all state law or local law counterparts, all as amended.

“Financing Payment” and “Financing Payments” shall have the meaning given to such terms in Section 4.2(a) hereof.

“Fiscal Year” means the fiscal year of the Company, currently beginning on January 1 and ending on December 31 of each year.

“Hazardous Substances” has the meaning set forth in Section 2.4(d) hereof.

“Indemnified Persons” has the meaning set forth in Section 5.3 hereof.

“Indenture” means the Indenture, dated as of even date herewith, by and between the Issuer and the Trustee, as amended or supplemented from time to time.

“Lien” means any deed of trust, lien, pledge, charge, lease, easement, servitude, security interest or encumbrance of any kind or any filing or recording of any instrument or document whatsoever that has the practical effect of creating a security interest.

“Material Adverse Effect” means a material adverse change on (i) the business, financial condition, results of operations or properties of the Company, or (ii) the ability of the Company to perform any of its material obligations under the Bond Documents to which it is a party.

“Permitted Debt” means, as of any particular time, any Debt evidenced by the Bonds, as such bonds may be remarketed or reissued from time to time.

“Plans and Specifications” means the Company’s plans and specifications for the development, construction, equipping and improvement of the Project, as amended from time to time.

“Project” means the real and personal property, including undivided interests or other interests therein, identified in Exhibit A attached hereto as a part hereof, developed, constructed or installed or as may result from any revision thereof in accordance with the provisions of this Financing Agreement.

“Project Site” means the real estate and interests in real estate constituting the site of the Project, as described in Exhibit A attached hereto as a part hereof.

“Tax Certificate” shall have the meaning given to such term in the Indenture.

“Treasury Regulations” means the temporary, proposed or final United States Treasury Regulations promulgated by the Department of the Treasury.

“Trustee” means the Trustee at the time acting as such under the Indenture, originally Citibank, N.A., as Trustee thereunder, and any successor Trustee as determined or designated under or pursuant to the Indenture.

“Unassigned Issuer’s Rights” means all of the rights of the Issuer to receive Additional Payments, to be held harmless and indemnified, to be reimbursed for attorney’s fees and expenses, and to give or withhold consent to amendments, changes, modifications, alterations and termination of this Financing Agreement, and further includes the Issuer’s rights regarding limited liability, payment or reimbursement of expenses, indemnification, notices, approvals, consents, requests and other communications to the extent set forth in the Indenture or in this Financing Agreement, as further described under Sections 4.2(b), 4.2(c), 4.2(d), 6.2(c), 6.3, 8.2 and 8.3 hereof.

SECTION 1.2.     Number And Gender. The singular form of any word used herein, including the terms defined in Section 1.01 of the Indenture, shall include the plural, and vice versa. The use herein of a word of any gender shall include all genders.

SECTION 1.3.     Articles, Sections, Etc. Unless otherwise specified, references to Articles, Sections and other subdivisions of this Financing Agreement are to the designated Articles, Sections and other subdivisions of this Financing Agreement as amended from time to time. The words “hereof,” “herein,” “hereby,” “hereunder” and words of similar import refer to this Financing Agreement as a whole. The headings or titles of the several articles and sections, and the table of contents appended to copies hereof, shall be solely for convenience of reference and shall not affect the meaning, construction or effect of the provisions hereof.

SECTION 1.4.     Interpretation.

(a)    Whenever in this Financing Agreement the Issuer, the Company, the Credit Facility Provider, if any, the Liquidity Facility Provider, if any, or the Trustee is named or referred to, it shall include, and shall be deemed to include, its respective permitted successors and permitted assigns whether so expressed or not. All of the covenants, stipulations, obligations and agreements by or on behalf of, and other provisions for the benefit of, the Issuer, the Company, the Trustee, the Credit Facility Provider, or the Liquidity Facility Provider contained in this Financing Agreement shall bind and inure to the benefit of such respective successors and assigns and shall bind and inure to the benefit of any officer, board, commission, authority, agency or instrumentality to whom or to which there shall be transferred by or in accordance with law any right, power or duty of the Issuer or of its successors or assigns, the possession of which is necessary or appropriate in order to comply with any such covenants, stipulations, obligations, agreements or other provisions of this Financing Agreement.

(b)    Nothing in this Financing Agreement expressed or implied is intended or shall be construed to confer upon, or to give to, any person other than the Issuer and the Trustee, including their respective agents, the Company, the Credit Facility Provider, if any, the Liquidity Facility Provider, if any, or the Holders of the Bonds any right, remedy or claim under or by reason of this Financing Agreement or any covenant, condition or stipulation hereof. All the covenants, stipulations, promises and agreements in this Financing Agreement contained by or on behalf of the Issuer or the Company shall be for the sole benefit of the Issuer, the Company and the Trustee, including their respective agents, the Credit Facility Provider, if any, the Liquidity Facility Provider, if any, and the Holders of the Bonds.

ARTICLE II
REPRESENTATIONS

SECTION 2.1.     Representations of the Issuer. The Issuer makes the following representations as the basis for its undertakings herein contained:

(a)    Issuer is a public instrumentality and agency of the State of Iowa duly organized and existing under the laws of the State. Under the provisions of the Act and the Constitution of the State, Issuer is authorized to enter into the transactions contemplated by this Financing Agreement and the Indenture and to carry out its obligations hereunder and thereunder. Issuer has been duly authorized to execute and deliver this Financing Agreement, the Tax Certificate and the Indenture.

(b)    The issuance and sale of the Bonds; the execution and delivery of this Financing Agreement and the assignment of this Financing Agreement to the Trustee (other than the Unassigned Issuer’s Rights); and the performance of all covenants and agreements of the Issuer contained in the Bonds, the Tax Certificate and this Financing Agreement have been duly authorized by resolutions of the governing body of the Issuer adopted at meetings thereof duly called and held by the affirmative vote of not less than a majority of a quorum present at such meetings.

(c)    Issuer now agrees to provide financing to pay the costs of acquiring, constructing and improving a portion of the Project by the issuance of the Bonds on the Closing Date as set forth in the Indenture and by lending the proceeds of the Bonds to the Company pursuant to this Financing Agreement.

(d)    The execution and delivery of this Financing Agreement, the Indenture and the Tax Certificate by Issuer do not, and consummation of the transactions contemplated hereby and thereby and fulfillment of the terms hereof or thereof by Issuer will not result in a breach of any of the terms or provisions of, or constitute a default under, any indenture, mortgage, deed of trust or other agreement or instrument to which Issuer is now a party or by which it is now bound.

(e)    Issuer has not and will not pledge the amounts derived from this Financing Agreement other than to secure the Bonds and amounts owed to the Credit Facility Provider or Liquidity Facility Provider, as applicable.

SECTION 2.2.     Representations and Warranties of the Company. The Company makes the following representations and warranties as the basis for its undertakings herein contained:

(a)    Company is a limited liability company duly incorporated and in existence in the State of Delaware and is duly qualified to transact business in the State, is not in violation of any provision of its Articles of Incorporation or its Bylaws, has power to enter into this Financing Agreement, the Note and the Tax Certificate and has duly authorized the execution and delivery of this Financing Agreement, the Note and the Tax Certificate (the “Company Documents”) by proper corporate action.

(b)    Company agrees that during the term of this Financing Agreement it will maintain its corporate existence, will continue to be a corporation in good standing under the laws of the State, will not dissolve or otherwise dispose of all or substantially all of its assets and will not consolidate with or merge into another corporation or permit one or more other corporations to consolidate with or merge into it, provided, that Company may, without violating the agreement contained in this subsection, consolidate with or merge into another domestic corporation (that is, a corporation organized and existing under the laws of one of the states of the United States of America), or permit one or more corporations to consolidate with or merge into it, or sell or otherwise transfer to another corporation all or substantially all of its assets as an entirety and thereafter dissolve, provided that (i) the surviving, resulting or transferee corporation, as the case may be, if other than Company, (A) shall be a corporation organized and existing under the laws of one of the states of the United States of America, as aforesaid, (B) shall be qualified to do business in the State and (C) shall assume in writing all of the obligations of Company under this Financing Agreement, (ii) such sale, merger, consolidation or transfer will not adversely affect the tax-exempt status of the interest on the Bonds and (iii) prior to such sale, merger, consolidation or transfer, the Trustee shall be furnished a certificate from the chief financial officer of the Company or a designated financial officer of the Company stating that, in the opinion of such officer, none of the covenants contained in this Financing Agreement will be violated as a result of such sale, merger, consolidation or transfer.

(c)    Neither the execution and delivery of this Financing Agreement and the Tax Certificate, the consummation of the transactions contemplated hereby or thereby nor the fulfillment of or compliance with the terms and conditions of the Company Documents conflicts with or results in a breach of the terms, conditions or provisions of any restriction or any agreement or instrument to which Company is now a party or by which Company is bound, or constitutes a default under any of the foregoing, or results in the creation or imposition of any lien, charge or encumbrance whatsoever upon any of the property or assets of Company contrary to the terms of any instrument or agreement, to the extent such conflict, breach or default may have a material adverse effect on Company’s right to execute the Company Documents or the ability of Company to make the payments required hereunder or to otherwise comply with Company’s obligations contained in the Company Documents.

(d)    There is no litigation or proceeding pending or, to the knowledge of Company, threatened seeking to prevent the Company from entering into the transactions described herein or that would have a material adverse effect on the right of Company to execute the Company Documents, or the ability of Company to make the payments required hereunder or under the Note or to otherwise comply with Company’s obligations contained in the Company Documents.

(e)    The Project is of the type authorized and permitted by the Act, and the estimated aggregate costs of the Project are not less than $69,000,000.

(f)    The proceeds of the Bonds will be used only for payment of costs of the Project, which may include capitalizing a portion of the interest due on the Bonds, and the costs of issuance.

(g)    The Company owns the Project, and intends to operate the Project, or cause the Project to be operated, as a “project,” within the meaning of the Act, until the date on which all of the Bonds have been fully paid and are no longer outstanding.

(h)    No changes shall be made in the Project and no actions will be taken by Company, nor will the Company fail to take any action, the effect of which action or inaction shall in any way affect the qualification of the Project as a “project” under the Act or impair the exclusion of interest on any of the Bonds from gross income for U.S. federal income tax purposes.

(i)    The Project is located in the State of Iowa and will not be moved during the term of this Financing Agreement.

(j)    Company agrees to perform all the covenants and agreements that are required to be performed by the Company under the Indenture.

(k)    The Company covenants that it will not spend less than 95% of the proceeds of the Bonds to pay the costs of the acquisition and construction of nonresidential real property, including fixed improvements associated with such property) of the Project (not including costs of issuance of the Bonds), and not more than 2% of the principal amount of the Bonds to pay costs of issuance of the Bonds.

(l)    Any certificate signed by an Authorized Company Representative and delivered pursuant to the Indenture, this Financing Agreement, the Tax Certificate or the Purchase Agreement or any of the other related documents or to be executed and delivered in accordance with the Indenture shall be deemed a representation and warranty by the Company as to the statements made therein.

(m)    To its knowledge, the Company has not entered into any agreement, or taken any action, that would limit, amend or modify the terms of any provision of the Indenture, this Financing Agreement, the Tax Certificate or the Purchase Agreement by actions, by conduct of the parties, or otherwise.

(n)    Neither this Financing Agreement nor any other document, certificate or written statement furnished to the Trustee or the Issuer by or on behalf of the Company contains, to its knowledge, any untrue statement of a material fact or omits to state a material fact necessary in order to make the statement contained herein and therein not misleading or incomplete as of the date hereof and as of the date of the issuance of the Bonds.

(o)    Within the meaning of Section 147(b) of the Code, the average maturity of the Bonds does not exceed 120% of the average reasonably expected economic life of the Project.

(p)    [Reserved.]

(q)    Every surviving, resulting or transferee entity of the Company permitted under Section 5.2 hereof shall be bound by all of the covenants and agreements of the Company herein and shall execute an appropriate instrument assuming such covenants and agreements.

(r)    The obligations of the Company to make payments required hereunder shall be absolute and unconditional, and the Company shall make such payments without abatement, diminution or deduction regardless of any cause or circumstance whatsoever, including, without limitation, any defense, set-off, recoupment or counterclaim which the Company may have or assert against the Issuer, the Trustee, any Credit Facility Provider, any Liquidity Provider or any other person.

(s)    To the Company’s knowledge, the Company has made or caused to be made all filings with and has obtained all approvals and consents from all federal, state and local regulatory agencies having jurisdiction to the extent, if any, which it is currently required to have or obtain as of the date of this Financing Agreement under applicable laws and regulations in connection with the Project in its current stage of development, or in connection with the execution, delivery and performance of the Indenture and this Financing Agreement.

(t)    To the Company’s knowledge, the Project will not violate or conflict with any zoning, pollution, discrimination or other law, and will not violate or conflict with any ordinance, order, rule, regulation or other legal requirement of any kind applicable thereto, in either case which would have a Material Adverse Effect.

(u)    The Company has filed or caused to be filed all material federal, state and local income tax returns and other material tax returns which are required to be filed by the Company, and has paid or caused to be paid all material taxes as shown on said returns or on any assessment received by it to the extent that such taxes have become due except those (a) which are overdue by less than 30 days (b) which are being contested in good faith or (c) with respect to which the failure to make such filing or payment could not reasonably be expected to have a Material Adverse Effect.

(v)    The proceeds of the Bonds shall be deposited in the Project Fund pursuant to Section 5.02 of the Indenture. No changes will be made in the Project, and no actions will be taken by the Company which will in any way adversely affect the qualification of the Project as a “project” within the meaning of the Act or the tax-exempt status for U.S. federal income tax purposes of interest on the Bonds to the Holders thereof.

(w)    The Company hereby acknowledges receipt of an original counterpart of the Indenture and hereby approves the Indenture and agrees to be bound by the terms thereof.

SECTION 2.3.     Tax Covenants.

The Company agrees to comply with the provisions of the Tax Certificate. The Company hereby covenants, represents, warrants and agrees that it will not knowingly take or permit any action to be taken reasonably within its control that would adversely affect the exclusion from gross income for U.S. federal income tax purposes of the interest on the Bonds and, if it should take or permit any such action, the Company shall take all lawful actions that it can take to rescind such action promptly upon having knowledge thereof; and (b) that the Company will take such action or actions, including amending this Financing Agreement, as may be reasonably necessary in the opinion of Bond Counsel to comply fully with all applicable rules, rulings, policies, procedures, regulations or other official statements promulgated or, to the extent necessary in the opinion of Bond Counsel, proposed, by the United States Department of the Treasury or the Internal Revenue Service pertaining to obligations issued under Section 103 of the Code. The Company covenants and agrees that it has not taken or permitted to be taken and will not take or permit to be taken any action which will violate the requirements of the Tax Certificate; provided that none of the covenants and agreements herein contained shall require the Company or the Issuer to enter an appearance or intervene in any administrative, legislative or judicial proceeding in connection with any changes in applicable laws, rules or regulations or in connection with any decisions of any court or administrative agency or other governmental body affecting the exclusion from gross income for U.S. federal income tax purposes of interest on the Bonds; and provided further that the Company’s responsibility under this paragraph shall be limited to actions within its control.

The Company recognizes that certain of the facts, estimates and circumstances required to be set forth in the Tax Certificate will be based upon the representations of the Company. The Company covenants to provide, or cause to be provided, such facts, estimates and circumstances as are reasonably necessary to enable the Issuer to execute and deliver the Tax Certificate. The Company further covenants that (a) such facts, estimates and circumstances will be based on the Company’s reasonable expectations on the date of issuance of the Bonds and will be, to the best of the knowledge of the officer or representative of the Company furnishing such facts, estimates and circumstances, true, correct and complete as of that date, and (b) the Company will make reasonable inquiries to insure such truth, correctness and completeness. The Company recognizes that the Trustee will hold and, at the direction of the Company, invest the proceeds of the Bonds within its control in accordance with the expectations of the Issuer set forth in the Tax Certificate.

The Company will assist the Issuer in filing all appropriate returns, reports and attachments to income tax returns as of now or hereafter required by the provisions of the Code, including, without limitation, the Information Return for Private Activity Bond Issues (Form 8038) required under the Code. The Company covenants and agrees that it will not use or permit the use by entities within its control of any of the funds provided by the Issuer hereunder or any other funds of the Company, directly or indirectly, or direct the Trustee to invest any funds held by it hereunder or under the Indenture, in such manner as would, or enter into, or allow any “related person” (as defined in Section 147(a)(2) of the Code) to enter into, any arrangement, formal or informal, for the purchase of the Bonds that would, or take or omit to take any other action that would, to the knowledge of the Company, cause any Bond to be an “arbitrage bond” within the meaning of Section 148 of the Code or “federally guaranteed” within the meaning of Section 149(b) of the Code and applicable regulations promulgated from time to time thereunder. In the event that at any time the Company is of the opinion or is otherwise aware that for purposes of this Section 2.3 it is necessary to restrict or to limit the yield on the investment of any moneys held by the Trustee under the Indenture, the Company shall take such actions as the Company believes are necessary in order to comply with these limitations under the Indenture. The Company covenants to comply with the covenants and procedures set forth in the Tax Certificate and to deposit with the Trustee for rebate to the United States of America any amount which constitutes rebatable arbitrage earnings. The Company will hire, at its own expense, to the extent required, a rebate analyst having the necessary qualifications to calculate any rebatable arbitrage earnings due to the United States of America.

For purposes of complying with their respective obligations under this Section 2.3, the Issuer and the Company may rely upon the advice of nationally recognized bond counsel retained by the Issuer including, but not limited to such advice that is embedded in the Tax Certificate. If the Company becomes aware of any actions or facts which have caused or will cause the interest on the Bonds to be includable in gross income for U.S. federal income tax purposes, the Company promptly shall notify the Trustee, the Issuer and the Remarketing Agent of such actions or facts.

SECTION 2.4.     Environmental Representations and Warranties. The Company represents and warrants to the Trustee, the Issuer and the Holders that to the Company’s knowledge and belief, except for matters that would not reasonably be expected to have a Material Adverse Effect:

(a)    The Project and the Company are currently in compliance with all applicable Environmental Requirements.

(b)    As of the Closing Date, neither the Project nor the Company is subject to any written and final judgment, injunction, writ or order respecting any Environmental Requirement by any governmental body or Environmental Condition.

(c)    As of the Closing Date, neither the Project nor the Company is the subject of any pending litigation served on the Company, administrative proceeding, order or investigation with respect to any Environmental Requirement or Environmental Condition at or concerning the Project or the Company that would reasonably be expected to result in liability to the Company, the Issuer or the Trustee.

(d)    As of the Closing Date, to the knowledge of the Company, there are no Environmental Conditions at or concerning the Project or the Company associated with or arising from underground storage tanks, polychlorinated biphenyls, asbestos, petroleum hydrocarbons, radon or “hazardous substances” defined by CERCLA (collectively, “Hazardous Substances”) that would reasonably be expected to have a Material Adverse Effect on the financial condition of the Company or the value of the Project or that could give rise to material liability against the Issuer or the Trustee.

(e)    All future activities, operations and conditions on the Project will be conducted in a manner materially consistent with all applicable Environmental Requirements. No Environmental Conditions will be allowed or created on the Project by the Company during the Company’s ownership and operation of the Project in a manner that would reasonably be expected to have a Material Adverse Effect on the financial condition of the Company or the value of the Project or that would reasonably be expected to give rise to a claim of material liability against the Issuer or the Trustee.

ARTICLE III
CONSTRUCTION OF THE PROJECT; ISSUANCE OF THE BONDS

SECTION 3.1.     Agreement To Construct the Project; Modifications of the Project. The Company agrees that it or one or more of its Affiliates will design, obtain permits for, acquire, construct, rehabilitate, renovate, improve, install and equip, or complete the design, permitting, acquisition, construction, rehabilitation, renovation, improvement, installation and equipping of, the Project, and will design, obtain permits for, acquire, construct, rehabilitate, renovate, improve, install and equip all other facilities and real and personal property deemed necessary for the operation of the Project, in accordance with the description of the Project prepared by the Company, including any and all supplements, amendments and additions or deletions thereto or therefrom. The Company further agrees to proceed with due diligence to complete the Project within three years from the date hereof. Except as otherwise permitted pursuant to this Section 3.1 or Section 5.2(a)(iv), the Company also agrees that it or an Affiliate will own the Project during the term of this Financing Agreement or, if shorter, the useful life of any component of the Project. The Company also agrees that it or an Affiliate will operate the Project (except such portion that is transferred to a Person other than an Affiliate in accordance with Section 5.2) during the term of this Financing Agreement or, if shorter, the useful life of any component of the Project.

The Company may revise the Plans and Specifications from time to time, provided that no revision shall be made which would change the purposes of the Project to other than purposes permitted by the Act.

SECTION 3.2.     Disbursements From The Project Fund; Issuance of Bonds.

(a)    To provide funds for purposes of financing the cost of the Project, the Issuer will issue, sell and deliver the Bonds upon the order of the Underwriter as provided in the Purchase Agreement. The Bonds will be issued pursuant to the Indenture in the aggregate principal amount, will bear interest, will mature and will be subject to redemption as set forth therein. The Company hereby approves the terms and conditions of the Indenture and the Bonds, and the terms and conditions under which the Bonds will be issued, sold and delivered. The proceeds from the sale of the Bonds shall be paid over to the Trustee for the benefit of the Company and deposited as provided in Section 5.01 of the Indenture and shall be made available to the Company and otherwise applied as provided in the Indenture.

Subject to the provisions below and to the representations, warranties and covenants contained herein and in the Tax Certificate, funds on deposit in the Project Fund, shall be available to be disbursed by the Company only to pay (or to reimburse the Company for payment of) the following Project costs: costs incurred directly or indirectly for or in connection with the development, acquisition, design, engineering, permitting, equipping, construction, installation, improvement, commissioning, start-up and testing of the Project, including, without limitation, costs incurred with respect to the Project and Project Site for preliminary planning and studies; architectural, legal, engineering, accounting, consulting, supervisory and other services; labor, services and materials; and recording of documents and title work; any other incidental and necessary costs, expenses, fees and charges relating to the development, acquisition, design, engineering, permitting, equipping, construction, installation, improvement, commissioning, start-up and testing of the Project.

Funds on deposit in the Costs of Issuance Account of the Project Fund may be applied at any time, as provided in the Indenture, to payment of the following: financial, legal, accounting, consulting, printing and engraving fees, charges and expenses, and all other fees, charges and expenses incurred in connection with the authorization, sale, issuance and delivery of the Bonds, including, without limitation, the fees and expenses of the Issuer, Issuer Counsel and Bond Counsel, the fees and expenses of the Trustee and its counsel, the fees and expenses of counsel to the Company, the fees and expenses of the Remarketing Agent, the fees and expenses of the Credit Facility Provider, if any, and of the Liquidity Facility Provider, if any, and their respective counsel, and the fees and expenses of the Underwriter and its counsel.

Any disbursements from the Project Fund described above shall be made by the Trustee within two Business Days of receipt of the written order of an Authorized Company Representative. Each such written order shall be in the form of the disbursement request attached hereto as Exhibit C and shall be consecutively numbered and accompanied by appropriate documentation supporting the payments or reimbursements requested. The Trustee shall have no duty or obligation to determine whether any such certifications of the Company contained in the disbursement request are correct. In case any contract provides for the retention by the Company of a portion of the contract price, there shall be requested by the Company and paid from the Project Fund only the net amount remaining after deduction of any such portion. Such portion may be requested by the Company and paid from the Project Fund only when such retained amount is due and payable.

The Company covenants, represents and warrants, with respect to any disbursement made to reimburse it for an original expenditure that was paid prior to the date of issuance of the Bonds for which it has been reimbursed from the proceeds of the Bonds, that under Treasury Regulations Section 1.150-2 such disbursement will constitute a reimbursement allocation treated as an expenditure of proceeds of a reimbursement bond for the governmental purpose of the original expenditure on the date of the reimbursement allocation and will be made within the reimbursement period set forth in Treasury Regulations Section 1.150-2(d)(2).

Any moneys in the Project Fund remaining after the Completion Date and payment, or provision for payment, of the costs of the Project described above, at the direction of an Authorized Company Representative, shall promptly be:

(i)    used to acquire, construct, equip and improve such additional real or personal property in connection with the Project as is designated by the Authorized Company Representative, and the acquisition, renovation, construction, equipping and installation of which will be permitted under the Act, provided that any such use shall be accompanied by evidence satisfactory to the Trustee that the average reasonably expected economic life of such additional property, together with the other property theretofore acquired with the proceeds of the Bonds, will not be less than 5/6ths of the average maturity of the Bonds, or, if such evidence is not presented with the direction, an opinion of Bond Counsel to the effect that the acquisition of such additional property will not result in the interest on the Bonds becoming subject to federal income taxation;

(ii)    used to reimburse the Credit Facility Provider or the Liquidity Facility Provider, if any, for draws or payment on the Credit Facility or the Liquidity Facility, in accordance with the terms of the Indenture;

(iii)    used for the purchase of Bonds in the open market for the purpose of cancellation or redemption; or

(iv)    used to accomplish a combination of the foregoing as is provided in that direction.

In all cases such moneys remaining after the Completion Date shall be so used or applied only to the extent that, as stated in an opinion of Bond Counsel delivered to the Trustee, such use or application will not adversely affect the exclusion of the interest on the Bonds from gross income for U.S. federal income tax purposes.

In the event that all of the Bonds are either redeemed or accelerated pursuant to the terms of the Indenture, any remaining funds in the Project Fund shall be transferred to the Bond Fund.

SECTION 3.3.     Establishment Of Completion Date; Obligation Of Company To Complete.

(a)    If moneys in the Project Fund are not sufficient to pay all costs of the Project, the Company will use reasonable efforts to complete the Project in accordance with the Plans and Specifications. The Company shall not be entitled to any reimbursement for any such additional costs of the Project from the Issuer, the Trustee, any Credit Facility Provider, any Liquidity Facility Provider, or any Holder; nor shall it be entitled to any abatement, diminution or postponement of its obligation to make the Financing Payments.

(b)    The Company shall notify the Issuer, any Credit Facility Provider, any Liquidity Facility Facility Provider and the Trustee of the Completion Date by a certificate signed by an Authorized Company Representative stating:

(i)    the date on which the Project was substantially completed, which date shall be not later than three years after initial delivery of the Bonds or such later date as will not, in the opinion of Bond Counsel, cause interest on the Bonds to become includable in gross income for U.S. federal income tax purposes;

(ii)    that the development, acquisition, design, engineering, permitting, equipping, construction, installation, improvement, commissioning, start-up and testing of the property comprising the Project has been accomplished in such a manner as to conform with all material applicable planning, building, environmental and other similar governmental regulations;

(iii)    that except as provided in subsection (iv) of this Section, all material costs of that development, construction, equipping and improvement then or theretofore due and payable have been paid; and

(iv)    the amounts which the Trustee shall retain in the Project Fund after substantial completion of the Project for the payment of costs of the Project not yet due or for liabilities which the Company is contesting or which otherwise should be retained and the reasons such amounts should be retained.

That certificate shall state that it is given without prejudice to any rights against third parties which then exist or subsequently may come into being. The certificate shall be delivered as promptly as practicable after the occurrence of the events and conditions referred to in subsections (i) through (iii) of this Section.

SECTION 3.4.     Investment Of Moneys In Fund. In accordance with Section 5.07 of the Indenture, at the written request of an Authorized Company Representative, any moneys or income and profit from the investment thereof and held as part of the Bond Fund (except moneys held in the Bond Fund from draws on the Credit Facility, if any, and moneys held in the Bond Fund for purposes of defeasing the Bonds pursuant to Article IX of the Indenture), the Project Fund or the Rebate Fund, or any other fund or account established and maintained by the Trustee under the Indenture, shall be invested or reinvested by the Trustee in Eligible Investments. The Company hereby covenants that it will restrict that investment and reinvestment and the use of the Bond proceeds in such manner and to such extent, if any, as may be necessary, after taking into account reasonable expectations at the time of delivery of and payment for the Bonds, so that the Bonds will not constitute arbitrage bonds under Section 148 of the Code.

For purposes of complying with their respective obligations under this Section 3.4, the Issuer and the Company may rely upon the advice of nationally recognized bond counsel retained by the Issuer including, but not limited to such advice that is embedded in the Tax Certificate.

The Company shall provide the Issuer with, and the Issuer may base its certifications on, a certificate of the Company for inclusion in the transcript of proceedings for the Bonds, setting forth the reasonable expectations of the Company on the date of delivery of and payment for the Bonds regarding the amount and use of the proceeds of the Bonds and the facts, estimates and circumstances on which those expectations are based.

SECTION 3.5.     Rebate Fund. The Company agrees to make such payments to the Trustee as are required of it under Section 5.12 of the Indenture or as required by this Financing Agreement. The obligation of the Company to make such payments shall remain in effect and be binding upon the Company notwithstanding the release and discharge of the Indenture.

The Company and the Issuer each covenants to the owners of the Bonds that, notwithstanding any other provision of this Financing Agreement or any other instrument, it shall take no action, nor shall the Company direct the Trustee to take or approve the Trustee taking any action or direct the Trustee to make or approve the Trustee’s making any investment or use of proceeds of the Bonds or any other moneys which may arise out of or in connection with this Financing Agreement, the Indenture or the Project, which would cause the Bonds to be treated as “arbitrage bonds” within the meaning of Section 148 of the Code. In addition, the Company covenants and agrees to comply with the requirements of Section 148(f) of the Code as it may be applicable to the Bonds or the proceeds derived from the sale of the Bonds or any other moneys which may arise out of, or in connection with, this Financing Agreement, the Indenture or the Project throughout the term of the Bonds. No provision of this Financing Agreement shall be construed to impose upon the Trustee any obligation or responsibility for compliance with arbitrage regulations.

For purposes of complying with their respective obligations under this Section 3.5, the Issuer and the Company may rely upon the advice of nationally recognized bond counsel retained by the Issuer including, but not limited to such advice that is embedded in the Tax Certificate.

ARTICLE IV
USE OF PROCEEDS; PAYMENT PROVISIONS

SECTION 4.1.     Use Of Bond Proceeds. The Issuer covenants and agrees, upon the terms and conditions in this Financing Agreement, to use the proceeds of the Bonds (conditioned on the receipt thereof by the Issuer) for the purpose of making the Loan to the Company for the financing or refinancing the costs of the Project. Pursuant to said covenants and agreements, the Issuer will issue the Bonds upon the terms and conditions contained in this Financing Agreement and the Indenture.

Except for such interest of the Company, any Credit Facility Provider and any Liquidity Facility Provider as may hereafter arise pursuant to Section 5.09 or 5.10 of the Indenture, the Company and the Issuer each acknowledge that after the deposit of funds to the Project Fund on the Closing Date, neither the Company nor the Issuer has any interest in the Bond Fund and any moneys deposited therein shall be in the custody of and held by the Trustee in trust for the benefit of the Holders and, to the extent of amounts due under a Credit Facility, the Credit Facility Provider.

SECTION 4.2.     Financing Payments And Payment Of Other Amounts Payable.

(a)    On or before each Bond Payment Date (as hereinafter defined), until the principal of, interest on, Purchase Price, and premium, if any, on the Bonds shall have been fully paid or provision for such payment shall have been made as provided in the Indenture, the Company covenants and agrees to pay to the Trustee, a sum equal to the amount payable on the next Bond Payment Date as principal of, interest on, Purchase Price, and premium, if any, on the Bonds as provided in the Indenture (each a “Financing Payment” and collectively the “Financing Payments”). Such Financing Payments shall be made in federal funds or other funds immediately available at the corporate trust office of the Trustee. The term “Bond Payment Date” as used in this Section shall mean any date upon which any amounts payable with respect to the Bonds shall become due, whether upon redemption (including without limitation sinking fund redemption), tender, acceleration, maturity, any Interest Payment Date or otherwise.

On or prior to each date on which the Paying Agent is required to disburse the Purchase Price for any Bond, the Company will pay or cause to be paid, as necessary, by the time and in the manner specified in the Indenture, the Purchase Price to the Paying Agent, in lawful money of the United States of America (as required by the Indenture) which will be held in trust for the benefit of the tendering owners or the owners of the Bonds that are deemed to have been tendered on such purchase date.

Issuer shall have no obligation, financial or otherwise, with respect to payment of the Purchase Price of any Bonds required to be purchased pursuant to the Indenture, or for arrangements therefor, except that the Issuer shall generally cooperate with the Company, Trustee, the Paying Agent and the Remarketing Agent, as contemplated in the Indenture.

Each Financing Payment shall at all times be sufficient to pay the total amount of interest and principal (whether at maturity or upon redemption, tender or acceleration) and premium, if any, becoming due and payable on the Bonds on each Bond Payment Date; provided that if at any time the amounts held by the Trustee in the Bond Fund are sufficient to pay all of the principal of and interest and premium, if any, on, the Bonds as such payments become due, the Company shall be relieved of any obligation to make any further payments under the provisions of this Section. Notwithstanding the foregoing, if on any date the amount held by the Trustee in the Bond Fund is insufficient to make any required payments of principal of (whether at maturity or upon redemption (including without limitation sinking fund redemption), tender or acceleration) and interest and premium, if any, on, the Bonds as such payments become due, the Company shall forthwith pay such deficiency as a Financing Payment hereunder.

The obligation of the Company to make any Financing Payment shall be deemed to have been satisfied to the extent of any corresponding payment made by the Credit Facility Provider or Liquidity Facility Provider, as applicable, to the Trustee under the Credit Facility or the Liquidity Facility, to the extent proceeds of the Bonds are used to redeem the Bonds, or to the extent remarketing proceeds are available to pay the Purchase Price on any purchase date.

(b)    The Company also agrees to pay (i) the annual fee of the Trustee and the Remarketing Agent, if any, for their ordinary services rendered as trustee or remarketing agent, respectively, and their ordinary expenses incurred under the Indenture, as and when the same become due, (ii) the reasonable fees, charges and expenses (including reasonable legal fees and expenses) of the Trustee, in each of its respective capacities (including but not limited to as Registrar, Paying Agent and Authenticating Agent), the reasonable fees of any other paying agent on the Bonds as provided in the Indenture, as and when the same become due, (iii) the reasonable fees, charges and expenses of the Trustee for any extraordinary services rendered by it and any extraordinary expenses (including, but not limited to reasonable attorneys’ fees and expenses) incurred by it under the Indenture, as and when the same become due, (iv) the cost of printing any Bonds required to be furnished by the Issuer, (v) the cost of printing and typesetting any preliminary official statement, official statement or other offering circular utilized in connection with the sale or remarketing of any Bonds and any amendment or supplement thereto, (vi) the Issuer’s fee at the Closing Date, and (vii) any amounts required to be deposited in the Rebate Fund to comply with the provisions of Section 5.09 hereof and Section 5.12 of the Indenture and the payment of any rebate analyst. The Trustee’s compensation shall not be limited by any provision of law regarding the compensation of a Trustee of an express trust.

(c)    The Company also agrees to pay, (i) as soon as practicable after receipt of request for payment thereof, all expenses required to be paid by the Company under the terms of the Purchase Agreement, and (ii) all expenses of the Issuer, including legal fees and expenses, related to the Project, and the execution, delivery and performance of this Financing Agreement, the Indenture, and all other agreements and instruments executed in connection with the issuance of the Bonds, which are not otherwise required to be paid by the Company under the terms of this Financing Agreement, including, but not limited to, all costs of issuance.

(d)    In the event the Company should fail to make any of the payments required by Subsections (a) through (c) of this Section, such payments shall continue as obligations of the Company until such amounts shall have been fully paid. The Company agrees to pay such amounts, together with interest thereon, following a delinquency of 30 days until such amount and all interest thereon have been paid in full. Interest on overdue payments required under subsection (a) above shall be applied as provided in the Indenture.

SECTION 4.3.     Unconditional Obligation. The obligations of the Company to make the payments required by Section 4.2 hereof and to perform and observe the other agreements on its part contained herein shall be absolute and unconditional, irrespective of any defense or any rights of set-off, recoupment or counterclaim it might otherwise have against the Issuer, and during the term of this Financing Agreement, the Company shall pay all payments required to be made hereunder as prescribed in Section 4.2 and all other payments required hereunder, free of any deductions and without abatement, diminution or set-off. Until such time as the principal of, premium, if any, sinking fund installments, if any, and interest on, the Bonds shall have been fully paid, or provision for the payment thereof shall have been made as required by the Indenture, the Company (i) will not suspend or discontinue any payments provided for in Section 4.2 hereof; (ii) will perform and observe all of its other covenants contained in this Financing Agreement; and (iii) except as provided in Article VII hereof, will not terminate this Financing Agreement for any cause, including, without limitation, the occurrence of any act or circumstances that may constitute failure of consideration, destruction of or damage to all or a portion of those facilities or equipment comprising the Project, commercial frustration of purpose, any change in the tax or other laws of the United States of America or of the State of Iowa or any political subdivision of either of these, or any failure of the Issuer or the Trustee to perform and observe any covenant, whether express or implied, or any duty, liability or obligation arising out of or connected with this Financing Agreement or the Indenture, except to the extent permitted by this Financing Agreement.

SECTION 4.4.     Assignment Of Issuer’s Rights. As security for the payment of the Bonds, the Issuer will assign to the Trustee, the Issuer’s rights under this Financing Agreement and under the Note, including the right to receive payments hereunder and under the Note (except the Unassigned Issuer’s Rights), and the Issuer hereby directs the Company to make the payments required hereunder (except such payments for expenses and indemnification included in the Unassigned Issuer’s Rights) directly to the Trustee. The Company hereby assents to such assignment and agrees to make payments directly to the Trustee without defense or set-off by reason of any dispute between the Company and the Issuer or the Trustee.

SECTION 4.5.     Amounts Remaining In Funds. It is agreed by the parties hereto that after payment in full of (i) the Bonds, or after provision for such payment shall have been made as provided in the Indenture, (ii) the fees, charges and expenses of the Trustee and paying agents in accordance with the Indenture, (iii) all other amounts required to be paid under this Financing Agreement and the Indenture, and (iv) any amounts owed to the Credit Facility Provider under the Credit Agreement or the Liquidity Facility Provider under the Liquidity Agreement, as applicable, by the Company, any amounts remaining in any fund held by the Trustee under the Indenture (excepting the Rebate Fund) shall be paid as provided in Section 5.10 of the Indenture. Notwithstanding any other provision of this Financing Agreement or the Indenture, under no circumstances shall proceeds of a draw on a Credit Facility or Liquidity Facility, any Alternate Credit Facility or Alternate Liquidity Facility or remarketing proceeds be paid to the Issuer or the Company.

ARTICLE V
SPECIAL COVENANTS AND AGREEMENTS

SECTION 5.1.     Right Of Access To The Project. The Company agrees that during the term of this Financing Agreement, the Issuer, the Trustee, the Credit Facility Provider or Liquidity Facility Provider, as applicable, and the duly authorized agents of any of them shall have the right at all reasonable times during normal business hours to enter upon the site of the Project to examine and inspect the Project; provided, however, that reasonable notice shall be given to the Company prior to such examination or inspection. The rights of access hereby reserved to the Issuer, the Trustee and the Credit Facility Provider or Liquidity Facility Provider, as applicable, may be exercised only after such agent shall have executed release of liability and nondisclosure agreements if requested by the Company in the form then currently used by the Company, and nothing contained in this Section or in any other provision of this Financing Agreement shall be construed to entitle the Issuer, the Trustee or the Credit Facility Provider or Liquidity Facility Provider, as applicable, to any information or inspection involving the confidential trade or proprietary knowledge, expertise or know-how of the Company.

SECTION 5.2.     The Company’s Maintenance Of Its Existence; Assignments; Permitted Transfers Of The Project.

(a)    To the extent permitted by law, the Company covenants and agrees that during the term of this Financing Agreement it shall:

(i)    maintain its existence as a limited liability company,

(ii)    continue to maintain its status in good standing in the State of Iowa,

(iii)    not dissolve, sell or otherwise dispose of all or substantially all of its assets, combine or consolidate with or merge into another entity, or permit one or more other entities to consolidate with or merge into it so that the Company is not the resulting or surviving entity, except if:

(A)    such resulting or surviving entity or transferee, as the case may be, is an Affiliate;

(B)    such resulting or surviving entity or transferee, as the case may be, has executed and delivered to the Issuer and the Trustee an assignment and assumption agreement which provides: (I) certifications and evidence that such resulting or surviving entity or transferee is qualified to do business in the State of Iowa and is in good legal standing, (II) an agreement by the surviving or resulting entity to pay and perform all of the obligations of the Company hereunder and under the Tax Certificate, and (III) representations by the surviving or resulting entity identical to the representations set forth in Section 2.3 hereof;

(C)    if any Liquidity Facility or Credit Facility is in effect, the Credit Facility Provider or Liquidity Facility Provider, as applicable, has consented in writing to the transaction and certifies in writing that the existing Liquidity Facility or Credit Facility will remain in full force and effect, or, alternatively, an Alternate Liquidity Facility or Alternate Credit Facility (if required by, and in accordance with, the requirements of this Financing Agreement and the Indenture) is provided simultaneously with such merger or consolidation; and

(D)    Company has provided an opinion of Bond Counsel to the Issuer and the Trustee to the effect that such changes are permitted by the Act and the Indenture and will not adversely affect the exclusion from gross income for purposes of federal income taxation of interest on the Bonds.

(iv)    not sell, transfer, lease or otherwise dispose of (including operating arrangements), or permit the sale, transfer, lease or disposal (including operating arrangements), of the Project or portion of the Project other than equipment that has reached the end of its useful life, except in accordance with any of the following subsections:

(A)    no assignment, sale or lease shall relieve Company from primary liability for any obligations hereunder, and in the event of any such assignment, sale or lease Company shall continue to remain primarily liable for payment of the amounts specified in Section 4.2 hereof and for performance and observance of the other agreements on its part herein provided to be performed and observed by Company to the same extent as though no assignment, lease or sale had been made;

(B)    Company shall, within 30 days after the delivery thereof, furnish or cause to be furnished to Issuer and Trustee a true and complete copy of each assignment, assumption of obligation, lease or purchase, as the case may be; and

(C)    Company has provided an opinion of Bond Counsel to the Issuer and the Trustee to the effect that such changes are permitted by the Act and the Indenture and will not adversely affect the exclusion from gross income for purposes of federal income taxation of interest on the Bonds.

SECTION 5.3.     Insurance. The Company agrees to insure the Project or cause the Project to be insured during the term of this Financing Agreement for such amounts and for such occurrences as are customary, by means of policies issued by reputable insurance companies qualified to do business in the State of Iowa or through self insurance in accordance with the ordinary course of business of the Company, if any. The Company agrees to deliver, upon request, to the Issuer, and the Trustee memorandum copies of the insurance policies or certificates of insurance covering the Project, and the certification by an insurance consultant that the insurance on the Project meets the above requirements.

SECTION 5.4.     Maintenance And Repair; Taxes; Utility And Other Charges. The Company agrees to maintain the Project, or cause the Project to be maintained, during the term of this Financing Agreement (i) in as reasonably safe condition as its operations shall permit, (ii) in good repair and in good operating condition, ordinary wear and tear excepted, making from time to time all reasonably necessary repairs thereto and renewals and replacements thereof and (iii) in a manner materially consistent with State law, including, without limitation, the Act and all environmental laws.

The Company agrees to pay or cause to be paid during the term of this Financing Agreement all taxes, governmental charges of any kind lawfully assessed or levied upon the Project or any part thereof, including any taxes levied against any portion of the Project which, if not paid, will become a charge on the receipts from the Project prior to or on a parity with the charge thereon and the pledge or assignment thereof to be created therefrom or under this Financing Agreement, all utility and other charges incurred in the operation, maintenance, use, occupancy and upkeep of any portion of the Project and all assessments and charges lawfully made by any governmental body for public improvements that may be secured by a lien on the Project, provided that with respect to special assessments or other governmental charges that may lawfully be paid in installments over a period of years, the Company shall be obligated to pay only such installments as are required to be paid during the term of this Financing Agreement. The Company may, at the Company’s expense and in the Company’s name, in good faith, contest any such taxes, assessments and other charges and, in the event of any such contest, may permit the taxes, assessments or other charges so contested to remain unpaid during that period of such contest and any appeal therefrom unless by such nonpayment the Project or any part thereof will be subject to loss or forfeiture.

The Company agrees to maintain all certificates, approvals, permits and authorizations described in Section 3.1 necessary for the construction, use or operation of the Project, as applicable.

SECTION 5.5.     Qualification In Iowa. The Company agrees that throughout the term of this Financing Agreement it, or any successor or assignee as permitted by Section 5.2, will be qualified to do business in the State of Iowa.

SECTION 5.6.     Rating. Notwithstanding any other provision of this Financing Agreement to the contrary, if at any time during the Initial Term Rate Period the rating on the Bonds is reduced below A3 by Moody’s or is withdrawn by Moody’s for credit related reasons, the Company shall cause to be delivered to the Trustee, within 60 days of such reduction or withdrawal, an Alternate Credit Facility and an Alternate Liquidity Facility (which may be in the form of a single instrument) or a Supplemental Credit Facility to cause the Bonds to be rated not less than A3 or its equivalent by a Rating Agency, all in accordance with the terms of the Indenture; provided however, the provisions of this Section 5.6 shall not apply to any Liquidity Provider Bonds or Bonds held by the Company or an Affiliate thereof.

SECTION 5.7.     Event Notices Provided to the Trustee. The Company shall provide the Trustee with a copy of any notice filed with the MSRB pursuant to Section 9.3 hereof within two (2) Business Days of filing such notice with the MSRB.

SECTION 5.8.     General Tax Covenants. It is the intention of the parties hereto that interest on the Bonds shall be and remain tax-exempt, and to that end the Company and the Issuer covenant to comply with all of their respective requirements relating to said tax-exemption in the Tax Certificate and this Financing Agreement, which are for the benefit of the Trustee and each and every Holder of the Bonds.

SECTION 5.9.     Special Arbitrage Certifications; Rebate. The Company acknowledges that it has read Sections 5.12 and 10.01(h) of the Indenture and that it will comply with the requirements of those sections as if they were set forth in full in this Financing Agreement. The Company shall calculate, or cause to be calculated, its rebate liability at such times as are required by Section 148(f) of the Code and any temporary, proposed or final Treasury Regulations as may be applicable to the Bonds from time to time. The Company shall provide to the Trustee a copy of each calculation of rebate liability prepared by or on behalf of the Company, which documentation shall be made available to the Issuer upon request.

SECTION 5.10.     Change In Interest Rates. The Issuer acknowledges the right of the Company to adjust the Rate Period for the Bonds from time to time under the terms and conditions of the Indenture.

SECTION 5.11.     Changes to the Project. The Company shall not make any changes to the Project or to the operation thereof which would affect the qualification of the Project under the Act or impair the exemption from federal income taxation of the interest on the Bonds.

ARTICLE VI
FINANCING DEFAULT EVENTS AND REMEDIES

SECTION 6.1.     Financing Default Events. Any one of the following which occurs and continues shall constitute a Financing Default Event:

(a)    failure of the Company to make any payment required by Section 4.2(a) hereof or under the Note when due;

(b)    failure of the Company to observe and perform any covenant, condition or agreement on its part required to be observed or performed by this Financing Agreement or under the Note other than as provided in subsections (a) and (d) of this Section, which continues for a period of 60 days after written notice delivered to the Company, which notice shall specify such failure and request that it be remedied, given to the Company by the Trustee, unless the Trustee shall agree in writing to an extension of such time; provided, however, that if the failure stated in the notice cannot be corrected within such period, the Trustee will not unreasonably withhold their consent to an extension of such time if corrective action is instituted within such period and diligently pursued until the default is corrected, and provided further that the Credit Facility Provider or Liquidity Facility Provider, as applicable, shall be given a copy of any such notice, but failure to provide such copy shall not affect the validity of such notice;

(c)    existence of an Event of Default under and as defined in Section 7.01(a), (b), (c), (d) or (f) of the Indenture; or

(d)    failure of the Company to comply with Section 5.6 of this Financing Agreement.

The provisions of subsection (b) of this Section are subject to the limitation that the Company shall not be deemed in default if and so long as the Company is unable to carry out its agreements hereunder by reason of strikes, lockouts or other industrial disturbances; acts of public enemies; orders of any kind of the government of the United States or of the State of Iowa or any of their departments, agencies, or officials, or any civil or military authority; insurrections, riots, epidemics, landslides; lightning; earthquake; fire; hurricanes; storms; floods; washouts; droughts; arrests; restraint of government and people; civil disturbances; insurrections; wars; acts of terrorism; explosions; breakage or accident to machinery, transmission pipes or canals; partial or entire failure of utilities; or any other cause or event not reasonably within the control of the Company; it being agreed that the settlement of strikes, lockouts and other industrial disturbances shall be entirely within the discretion of the Company, and the Company shall not be required to make settlement of strikes, lockouts and other industrial disturbances by acceding to the demands of the opposing party or parties when such course is, in the judgment of the Company, unfavorable to the Company. This limitation shall not apply to any default under subsections (a), (c) or (d) of this Section.

Notwithstanding any other provision of this Financing Agreement to the contrary, so long as the Credit Facility Provider or Liquidity Facility Provider, as applicable, is not in default under the Credit Facility or Liquidity Facility, the Trustee shall not without the prior written consent or direction of the Credit Facility Provider or Liquidity Facility Provider, as applicable, exercise any remedies under this Financing Agreement in the case of any Financing Default Event described in subsections (a), (b) or (c) above; provided, however, that no consent of the Credit Facility Provider or Liquidity Facility Provider, as applicable, shall be required with respect to the Issuer’s exercise of any remedy provided herein seeking enforcement of the Unassigned Issuer’s Rights. The Trustee may exercise any and all remedies under the Indenture and this Financing Agreement (except acceleration) to collect any fees, expenses and indemnification from the Company without obtaining the consent of the Credit Facility Provider or Liquidity Facility Provider, as applicable.

SECTION 6.2.     Remedies On Default. Subject to Section 6.1 hereof and the provisions of Article VI of the Indenture, whenever any Financing Default Event shall have occurred and shall be continuing,

(a)    The Trustee, by written notice to the Issuer, the Company and the Credit Facility Provider or Liquidity Facility Provider, as applicable, shall declare the unpaid balance of the amount payable under Section 4.2(a) of this Financing Agreement to be due and payable immediately; provided, that concurrently with or prior to such notice the unpaid principal amount of the Bonds shall have been declared to be immediately due and payable pursuant to the terms of the Indenture. Upon any such declaration such amount shall become and shall be immediately due and payable as determined in accordance with Article VII of the Indenture, and the Trustee shall promptly draw upon the Credit Facility, if permitted by its terms and required by the terms of the Indenture, and apply the amount so drawn in accordance with the Indenture.

(b)    The Trustee may have access during normal business hours to and may inspect, examine and make copies of the books and records and any and all data and federal income tax and other tax returns of the Company; provided that the Trustee shall be obligated to protect the confidentiality of such information to the extent provided by State and federal law and prevent its disclosure to the public, except the Issuer.

(c)    The Issuer or the Trustee may take whatever other action at law or in equity as may be necessary or desirable to collect the payments and other amounts then due and thereafter to become due or to enforce performance and observance of any obligation, agreement or covenant of the Company under this Financing Agreement, provided, however, that acceleration of the unpaid balance of the Financing Payments is not a remedy available to the Issuer.

In case the Trustee or the Issuer shall have proceeded to enforce its rights under this Financing Agreement and such proceedings shall have been discontinued or abandoned for any reason or shall have been determined adversely to the Trustee or the Issuer, then, and in every such case, the Company, the Trustee and the Issuer shall be restored respectively to their several positions and rights hereunder, and all rights, remedies and powers of the Company, the Trustee and the Issuer shall continue as though no such action had been taken.

The Company covenants that, in case a Financing Default Event shall occur with respect to the payment of any Financing Payment payable under Section 4.2(a) hereof, then, upon demand of the Trustee, the Company will pay to the Trustee the whole amount that then shall have become due and payable under said Section.

In case the Company shall fail forthwith to pay such amounts upon such demand, the Trustee shall be entitled and empowered to institute any action or proceeding at law or in equity for the collection of the sums so due and unpaid, and may prosecute any such action or proceeding to judgment or final decree, and may enforce any such judgment or final decree against the Company and collect in the manner provided by law the moneys adjudged or decreed to be payable.

In case proceedings shall be pending for the bankruptcy or for the reorganization of the Company under the federal bankruptcy laws or any other applicable law, or in case a receiver or trustee shall have been appointed for the property of the Company or in the case of any other similar judicial proceedings relative to the Company, or the creditors or property of the Company, then the Trustee shall be entitled and empowered, by intervention in such proceedings or otherwise, to file and prove a claim or claims for the whole amount owing and unpaid pursuant to this Financing Agreement and, in case of any judicial proceedings, to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee allowed in such judicial proceedings relative to the Company, its creditors or its property, and to collect and receive any moneys or other property payable or deliverable on any such claims, and to distribute such amounts as provided in the Indenture after the deduction of its reasonable charges and expenses to the extent permitted by the Indenture. Any receiver, assignee or trustee in bankruptcy or reorganization is hereby authorized to make such payments to the Trustee, and to pay to the Trustee any amount due it for reasonable compensation and expenses, including reasonable expenses and fees of counsel incurred by it up to the date of such distribution.

SECTION 6.3.     Agreement To Pay Attorneys’ Fees And Expenses. In the event the Company should default under any of the provisions of this Financing Agreement and the Issuer or the Trustee should employ attorneys or incur other expenses for the collection of the payments due under this Financing Agreement or the enforcement of performance or observance of any obligation or agreement on the part of the Company herein contained, the Company agrees to pay and indemnify the Issuer or the Trustee for the reasonable fees of such attorneys and such other reasonable expenses so incurred by the Issuer or the Trustee.

SECTION 6.4.     No Remedy Exclusive. No remedy herein conferred upon or reserved to the Issuer or the Trustee is intended to be exclusive of any other available remedy or remedies, but each and every such remedy shall be cumulative and shall be in addition to every other remedy given under this Financing Agreement or now or hereafter existing at law or in equity or by statute. No delay or omission to exercise any right or power accruing upon any default shall impair any such right or power or shall be construed to be a waiver thereof, but any such right and power may be exercised from time to time and as often as may be deemed expedient. In order to entitle the Issuer or the Trustee to exercise any remedy reserved to it in this Article, it shall not be necessary to give any notice, other than such notice as may be herein expressly required. The Trustee and the Holders of the Bonds shall be considered third party beneficiaries for the purposes of enforcing the rights of the Issuer and their own respective rights.

SECTION 6.5.     No Additional Waiver Implied By One Waiver. In the event any agreement or covenant contained in this Financing Agreement should be breached by the Company and thereafter waived by the Issuer or the Trustee, such waiver shall be limited to the particular breach so waived and shall not be deemed to waive any other breach hereunder.

ARTICLE VII
PREPAYMENT

SECTION 7.1.     Redemption Of Bonds With Prepayment Moneys. By virtue of the assignment of the rights of the Issuer under this Financing Agreement (other than the Unassigned Issuer’s Rights) to the Trustee as is provided in Section 4.4 hereof, the Company agrees to and shall pay directly to the Trustee any amount permitted or required to be paid by it under this Article VII.

SECTION 7.2.     Optional Redemption. The Company may deliver moneys to the Trustee in addition to Financing Payments or Additional Payments required to be made and direct the Trustee to use the moneys so delivered for the purpose of purchasing or redeeming some or all of the Bonds or of reimbursing any Credit Facility Provider, as appropriate, for payments under or drawings on the Credit Facility used to redeem Bonds called for optional redemption in accordance with the applicable provisions of the Indenture. Any moneys delivered by or on behalf of the Company to the Trustee to redeem the Bonds while the Letter of Credit (or any Alternate Credit Facility delivered in substitution thereof) is in effect shall constitute Eligible Funds.

SECTION 7.3.     Actions by Issuer. At the request of the Company or the Trustee, the Issuer shall take all reasonable steps required of it under the applicable provisions of the Indenture or the Bonds to effect the redemption of all or a portion of the Bonds pursuant to this Article VII.

SECTION 7.4.     Required Deposits for Optional Redemption. Except with the prior written consent of the Credit Facility Provider, if any (except with respect to the optional redemption of Liquidity Provider Bonds), and except as provided in the final paragraph of this Section 7.4, the Trustee shall not give notice of any call to the Holders pursuant to the optional redemption provisions of Section 4.01 of the Indenture and Section 7.2 hereof unless, prior to the date by which the call notice is to be given, there is on deposit with the Trustee moneys sufficient (which shall constitute Eligible Funds so long as the Letter of Credit (or any Alternate Credit Facility delivered in substitution thereof) is in effect) to redeem at the redemption price thereof, including premium (if any) and interest accrued to the redemption date, all Bonds for which notice of redemption is to be given.

All amounts paid by the Company pursuant to this Article which are used to pay principal of, premium, if any, or interest on the Bonds, or to reimburse any Credit Facility Provider for moneys paid or drawn under the Credit Facility and used for such purposes, shall constitute prepaid Financing Payments and shall discharge the Company’s obligation to make Financing Payments in such amount under this Financing Agreement.

Notwithstanding the first sentence of this Section 7.4, the Company may provide that, if at the time of mailing of notice of an optional redemption there shall not have been deposited with the Trustee moneys sufficient to redeem all the Bonds called for redemption, such notice may state that it is conditional (the “Conditional Notice”), subject to the deposit of sufficient moneys (which shall constitute Eligible Funds so long as the Letter of Credit (or any Alternate Credit Facility delivered in substitution thereof) is in effect) with the Trustee not later than the opening of business on the scheduled redemption date, and such Conditional Notice shall be of no effect unless such moneys are so deposited. In the event sufficient moneys (which shall constitute Eligible Funds so long as the Letter of Credit (or any Alternate Credit Facility delivered in substitution thereof) is in effect) are not on deposit on the required date, then the redemption shall be cancelled and on such cancellation date notice, prepared by and at the expense of the Company, shall be provided to the Holders in the same manner as the Conditional Notice was provided, and the failure to redeem the Bonds on such date shall not constitute a Financing Default Event hereunder.

SECTION 7.5.     Purchase of Bonds in Lieu of Redemption. Pursuant to Section 4.07 of the Indenture, the Company shall have the right to purchase Bonds called for redemption pursuant to Section 4.01 of the Indenture, in lieu of such redemption, at a purchase price equal to the applicable redemption price, plus accrued interest to the purchase date (which purchase date shall be the date such Bonds would otherwise have been redeemed in accordance with the applicable provisions of Section 4.01 of the Indenture).

No purchase of Bonds pursuant to Section 4.07 of the Indenture by the Company shall be deemed to be a prepayment of the amounts due from the Company hereunder or of any portion thereof. Such purchase shall not operate to extinguish or discharge this Financing Agreement.

ARTICLE VIII
NON-LIABILITY OF ISSUER; EXPENSES; INDEMNIFICATION

SECTION 8.1.     Non-Liability Of Issuer. The Issuer shall not be obligated to pay the principal of, Purchase Price or premium, if any, or interest on the Bonds, except from Revenues. The Company hereby acknowledges that the Issuer’s sole source of moneys to repay the Bonds will be provided by the payments made by the Company pursuant to this Financing Agreement, together with other Revenues, including investment income on certain funds held by the Trustee under the Indenture, and hereby agrees that if the payments to be made hereunder shall ever prove insufficient to pay all principal of, and premium, if any, and interest on the Bonds as the same shall become due (whether by maturity, redemption, acceleration or otherwise), then upon notice from the Trustee, the Company shall pay such amounts as are required from time to time to prevent any deficiency or default in the payment of such principal, premium or interest, including, but not limited to, any deficiency caused by acts, omissions, nonfeasance or malfeasance on the part of the Trustee, the Company, the Issuer or any third party.

SECTION 8.2.     Expenses. The Company covenants and agrees to pay and to indemnify the Issuer and the Trustee against all costs and charges, including reasonable fees and disbursements of attorneys, accountants, consultants and other experts, incurred in good faith in connection with this Financing Agreement, the Bonds or the Indenture.

SECTION 8.3.     Indemnification. (a) The Company releases the Trustee from, and covenants and agrees that the Trustee shall not be liable for, and covenants and agrees, to the extent permitted by law, to indemnify and hold harmless the Trustee and its members, officers, employees and agents from and against, any and all losses, claims, damages, liabilities or expenses (including, without limitation, reasonable attorneys’ fees, litigation and court costs, amounts paid in settlement and amounts paid to discharge judgments), of every conceivable kind, character and nature whatsoever (including, without limitation, federal and state securities laws) arising out of, resulting from or in any way connected with (1) the Project, or the conditions, occupancy, use, possession, conduct or management of, or work done in or about the Project or the other facilities of the Company or its Affiliates, or from the planning, design, acquisition, construction, rehabilitation, renovation, improvement, installation or equipping of the Project or any part thereof; (2) the issuance, sale or resale of any Bonds or any certifications or representations made in connection therewith, the execution and delivery of this Financing Agreement, the Indenture or the Tax Certificate or any amendment thereto and the carrying out of any of the transactions contemplated by the Bonds, the Indenture and this Financing Agreement; (3) the Trustee’s acceptance or administration of the trusts under the Indenture, or the exercise or performance of any of their powers or duties under the Indenture or this Financing Agreement; (4) any untrue statement or alleged untrue statement of any material fact or omission or alleged omission to state a material fact required to be stated or necessary to make the statements made, in light of the circumstances under which they were made, not misleading, in any official statement or other offering circular utilized by any underwriter or placement agent in connection with the sale or remarketing of any Bonds or in any disclosure made by Company to comply with the requirements of S.E.C. Rule 15c2-12; (5) any violation of any Environmental Requirements or the release of any Hazardous Substance at, from, under or on the Project or any other facilities owned or operated by the Company or its Affiliates; (6) the defeasance and/or redemption, in whole or in part, of the Bonds; or (7) any declaration of taxability of interest on the Bonds, or allegations that interest on the Bonds is taxable or any regulatory audit or inquiry regarding whether interest in the Bonds is taxable; provided that such indemnity shall not be required for damages that result from the negligence or willful misconduct on the part of the party seeking such indemnity. The Company further covenants and agrees, to the extent permitted by law, to pay or to reimburse the Trustee and its officers, employees and agents for any and all costs, reasonable attorneys’ fees and expenses, liabilities or other expenses incurred in connection with investigating, defending against or otherwise in connection with any such losses, claims, damages, liabilities, expenses or actions, except to the extent that the same arise out of the negligence or willful misconduct of the Trustee and its officers, employees and agents claiming such payment or reimbursement. The provisions of this Section and Section 4.2(b) shall survive any resignation or removal of the Trustee, the retirement of the Bonds and the termination of this Financing Agreement.

(b)         The Company will, to the fullest extent permitted by law, protect, indemnify and save the Issuer and the State and their officers, agents, and employees and any person who controls the Issuer within the meaning of the Securities Act of 1933, harmless from and against all liabilities, losses, damages, costs, expenses (including attorneys’ fees and expenses of the Issuer), taxes, causes of action, suits, claims, demands and judgments in connection with the transaction contemplated by this Financing Agreement or arising from or related to the issuance or sale of the Bonds, including but not limited to:

(i)    any injury to or death of any person or damage to property in or upon the Project or growing out of or connected with the use, non-use, condition or occupancy of the Project or any part thereof, including any and all acts or operations relating to the acquisition or installation of property or improvements. The foregoing indemnification obligations shall not be limited in any way by any limitation on the amount or type of damages, compensation or benefits payable by or for the Company, customers, suppliers or affiliated organizations under any Workers’ Compensation Acts, Disability Benefit Acts or other employee benefit acts;

(ii)    violation of any agreement, provision or condition of this Financing Agreement, the Bonds or the Indenture, except a violation by the party seeking indemnification;

(iii)    violation by the Company of any contract, agreement or restriction which shall have existed at the commencement of the term of this Financing Agreement or shall have been approved by the Company;

(iv)    violation by the Company of any law, ordinance, court order or regulation affecting the Project or a part thereof or the ownership, occupancy or use thereof;

(v)    any statement or information relating to the expenditure of the proceeds of the Bonds contained in the Tax Certificate or similar document furnished by the Company to the Issuer or Trustee which, at the time made, is misleading, untrue or incorrect in any material respect; and

(vi)    any untrue statement or alleged untrue statement of a material fact contained in any offering material relating to the sale of the Bonds (as from time to time amended or supplemented) or arising out of or based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary in order to make the statements therein not misleading, or failure to properly register or otherwise qualify the sale of the Bonds or failure to comply with any licensing or other law or regulation which would affect the manner whereby or to whom the Bonds could be sold.

Promptly after receipt by the Issuer or any such other indemnified person, as the case may be, of notice of the commencement of any action with respect to which indemnity may be sought against the Company under this Section, such person will notify the Company in writing of the commencement thereof, and, subject to the provisions hereinafter stated, the Company shall assume the defense of such action (including the employment of counsel, who shall be counsel subject to the approval of the indemnified person, which approval shall not be unreasonably withheld, and the payment of expenses). Insofar as such action shall relate to any alleged liability with respect to which indemnity may be sought against the Company, the Issuer, the Trustee or any such other indemnified person shall have the right to employ separate counsel of their own choice in any such action and to participate in the defense thereof, and the fees and expenses of such counsel shall be at the expense of the Company. The Company shall not settle or compromise any action or proceeding defended by the Company without the express written consent of the affected party, unless such settlement or compromise (x) includes an unconditional release of the affected party from all liability arising out of such action or proceeding and (y) does not include a statement or admissions of fault, culpability or a failure to act, by or on behalf of, the affected party. The Company shall not be liable for any settlement of any such action effected without its consent, but if any action is settled with the consent of the Company or if there be a final judgment for the plaintiff in any such action, the Company shall indemnify and hold harmless each indemnified party from and against any losses, claims, damages, liabilities or expenses incurred or suffered by reason of such settlement or judgment.

The provisions of this Section shall survive payment and discharge of the Bonds. If the Trustee resigns or is replaced, the Company’s obligations under this Section 8.3 shall continue for the benefit of the Trustee as well as the successor Trustee.

ARTICLE IX
CONTINUING DISCLOSURE

SECTION 9.1.     Definitions. As used in this Article, the following terms have the meanings assigned to such terms below:

“Financial Obligation” means a (a) debt obligation; (b) derivative instrument entered into in connection with, or pledged as security or a source of payment for, an existing or planned debt obligation; or (c) guarantee of a debt obligation or any such derivative instrument; provided that “Financial Obligation” shall not include municipal securities (as defined in the Securities Exchange Act of 1934, as amended) as to which a final official statement (as defined in the Rule) has been provided to the MSRB consistent with the Rule.

“MSRB” means the Municipal Securities Rulemaking Board.

“Rule” means SEC Rule 15c2-12, as amended from time to time.

“SEC” means the United States Securities and Exchange Commission.

SECTION 9.2.     Annual Reports.

(a)    The Company shall provide annually to the MSRB, in an electronic format as prescribed by the MSRB, within six months after the end of each fiscal year, the audited financial statements of the Company, if available, which shall be prepared in accordance with the generally accepted accounting principles promulgated by the Financial Accounting Standards Board. If the Company does not commission an audit of its financial statements or if such audit is not completed within the period during which they must be provided, then the Company shall provide notice to the MSRB that audited financial statements of the Company are not available. Thereafter, when and if audited financial statements become available, the Company shall provide such audited financial statements as required to the MSRB.

(b)    If the Company changes its fiscal year, it will notify the MSRB of the change (and of the date of the new fiscal year end) prior to the next date by which the Company otherwise would be required to provide financial statements pursuant to this Section.

(c)    The financial statements to be provided pursuant to this Section may be set forth in full in one or more documents or may be included by specific reference to any document (including an official statement or other offering document, if it is available from the MSRB) that theretofore has been provided to the MSRB or filed with the SEC.

For the avoidance of doubt, the Trustee shall not have any obligation or responsibility whatsoever to monitor or confirm, on a continuing basis or otherwise, the Company’s compliance with respect to any of the Company’s obligations under this Section 9.2 or with respect to any statement, reports or other documents to be provided to the MSRB, filed with the SEC or any other body or website.

SECTION 9.3.     Event Notices.

(a)    As used in this Section, the term “obligated person” shall mean any person, including the Company, who is either generally or through an enterprise, fund, or account of such person committed by contract or other arrangement to support payment of all or part of the obligations on the Bonds (other than any providers of municipal bond insurance, letters of credit, or other liquidity facilities). The Company shall provide notice of any of the following events with respect to the Bonds to the MSRB, in an electronic format as prescribed by the MSRB, in a timely manner and not more than 10 Business Days after the occurrence of the event:

(i)    principal and interest payment delinquencies;

(ii)    nonpayment related defaults, if material;

(iii)    unscheduled draws on debt service reserves reflecting financial difficulties;

(iv)    unscheduled draws on credit enhancements reflecting financial difficulties;

(v)    substitution of credit or liquidity providers, or their failure to perform;

(vi)    adverse tax opinions, the issuance by the Internal Revenue Service of proposed or final determinations of taxability, Notices of Proposed Issue (IRS Form 5701-TEB) or other material notices or determinations with respect to the tax status of the Bonds, or other material events affecting the tax status of the Bonds;

(vii)    modifications to rights of Bondholders, if material;

(viii)    bond calls, if material and tender offers;

(ix)    defeasances;

(x)    release, substitution, or sale of property securing repayment of the Bonds, if material;

(xi)    rating changes;

(xii)    bankruptcy, insolvency, receivership, or similar event of any obligated person, which shall occur as described below;

(xiii)    the consummation of a merger, consolidation, or acquisition involving an obligated person or the sale of all or substantially all of the assets of the obligated person, other than in the ordinary course of business, the entry into of a definitive agreement to undertake such an action or the termination of a definitive agreement relating to any such actions, other than pursuant to its terms, if material;

(xiv)    appointment of a successor or additional Trustee or the change of name of a Trustee, if material;

(xv)    incurrence of a Financial Obligation of an obligated person, if material, or agreement to covenants, events of default, remedies, priority rights, or other similar terms of a Financial Obligation of an obligated person, any of which affect security holders, if material; and

(xvi)    default, event of acceleration, termination event, modification of terms, or other similar events under the terms of a Financial Obligation of an obligated person, any of which reflect financial difficulties.

For these purposes, (A) any event described in the immediately preceding clause (xii) is considered to occur when any of the following occur: the appointment of a receiver, fiscal agent, or similar officer for an obligated person in a proceeding under the United States Bankruptcy Code or in any other proceeding under state or federal law in which a court or governmental authority has assumed jurisdiction over substantially all of the assets or business of the obligated person, or if such jurisdiction has been assumed by leaving the existing governing body and officials or officers in possession but subject to the supervision and orders of a court or governmental authority, or the entry of an order confirming a plan of reorganization, arrangement, or liquidation by a court or governmental authority having supervision or jurisdiction over substantially all of the assets or business of the obligated person, and (B) the Company intends the words used in the immediately preceding clauses (xv) and (xvi) in this Section and in the definition of Financial Obligation in this Section to have the meanings ascribed to them in SEC Release No. 34-83885 dated August 20, 2018.

The Company shall notify the MSRB, in a timely manner, of any failure by the Company to provide annual financial statements in accordance with Section 9.2 of this Financing Agreement by the time required by such Section.

All documents provided to the MSRB shall be accompanied by identifying information as prescribed by the MSRB.

SECTION 9.4.     Limitations, Disclaimers and Amendments. The Company shall be obligated to observe and perform the covenants specified in this Article for so long as, but only for so long as, the Company remains an “obligated person” with respect to the Bonds within the meaning of the Rule, except that the Company in any event will give notice of any deposit of funds that causes the Bonds no longer to be outstanding.

(a)    The provisions of this Article are for the sole benefit of the Bondholders and beneficial owners of the Bonds, and nothing in this Article, express or implied, shall give any benefit or any legal or equitable right, remedy, or claim hereunder to any other person. The Company undertakes to provide only the financial statements and notices which it has expressly agreed to provide pursuant to this Article and does not hereby undertake to provide any other information that may be relevant or material to a complete presentation of the Company’s financial results, condition, or prospects or hereby undertake to update any information provided in accordance with this Article or otherwise, except as expressly provided herein. The Company does not make any representation or warranty concerning such information or its usefulness to a decision to invest in or sell the Bonds at any future date.

UNDER NO CIRCUMSTANCES SHALL THE COMPANY BE LIABLE TO THE BONDHOLDER OR BENEFICIAL OWNER OF ANY BONDS OR ANY OTHER PERSON, IN CONTRACT OR TORT, FOR DAMAGES RESULTING IN WHOLE OR IN PART FROM ANY BREACH BY THE COMPANY, WHETHER NEGLIGENT OR WITHOUT FAULT ON ITS PART, OF ANY COVENANT SPECIFIED IN THIS ARTICLE, BUT EVERY RIGHT AND REMEDY OF ANY SUCH PERSON, IN CONTRACT OR TORT, FOR OR ON ACCOUNT OF ANY SUCH BREACH SHALL BE LIMITED TO AN ACTION FOR MANDAMUS OR SPECIFIC PERFORMANCE.

(b)    The Company acknowledges and agrees that the Issuer and the Trustee shall have no liability or responsibility whatsoever with respect to the obligations of the Company pursuant to the provisions of this Article IX.

(c)    Nothing in this Article is intended or shall act to disclaim, waive, or otherwise limit the duties of the Company under federal and state securities laws.

(d)    The provisions of this Article may be amended by the Company from time to time to adapt to changed circumstances that arise from a change in legal requirements, a change in law, or a change in the identity, nature or status of the Company, or type of business or operations conducted by the Company, but only if (1) the provisions of this Article, as so amended, would have permitted an underwriter to purchase or sell the Bonds in a primary offering in compliance with the Rule, taking into account any amendments or interpretations of the Rule to the date of such amendment, as well as such changed circumstances, and (2) either (a) the Bondholders of a majority in aggregate principal amount (or any greater amount required by any other provisions of the Indenture that authorizes such an amendment) of the outstanding Bonds consent to such amendment or (b) a person that is unaffiliated with the Company (such as nationally recognized bond counsel) determines that such amendment will not materially impair the interests of the Bondholders and beneficial owners of the Bonds. If the Company so amends the provisions of this Article, it shall include with any amended financial information next provided in accordance with Section 9.2 an explanation, in narrative form, of the reasons for the amendment and of the impact of any change in the type of financial information so provided.

(e)    Notwithstanding any other provision of this Financing Agreement, failure of the Company to comply with the provisions of this Article IX, as it may from time to time hereafter be amended or supplemented by the Company, shall not be considered a Financing Default Event; however, the Trustee at the written request of the Remarketing Agent or the Holders of at least 25% aggregate principal amount of outstanding Bonds, shall, but only to the extent indemnified to its satisfaction from and against any cost, liability or expense of any kind whatsoever related thereto, including, without limitation, fees and expenses of its attorneys and advisors and additional fees and expenses of the Trustee, or any Bondholder or beneficial owner of the Bonds may take such actions as may be necessary and appropriate, including seeking mandate or specific performance by court order, to cause the Company to comply with its obligations pursuant to this Article IX.

ARTICLE X
MISCELLANEOUS

SECTION 10.1.     Notices. All notices, certificates or other communications shall be deemed sufficiently given on the second day following the day on which the same have been mailed by certified mail, postage prepaid, addressed to the Issuer, the Company or the Trustee, as follows, and such communications shall also be deemed sufficiently given to the Trustee if sent by facsimile with confirmed receipt:

To the Issuer:	Iowa Finance Authority
1963 Bell Avenue, Suite 200
Des Moines, Iowa 50315
Attention: Chief Bond Programs Director
Phone: (515) 452-0400
Fax: (515) 725-4901

To the Company:	Gevo NW Iowa RNG, LLC
345 Inverness Drive South
Building C, Suite 310
Englewood, CO 80112
Attention: Geoffrey T. Williams, Jr., Vice
President – General Counsel & Secretary
Phone: (720) 267-8615
Email: gwilliams@gevo.com

To the Trustee:	Citibank, N.A.
Citi Agency & Trust
388 Greenwich Street, 6th Floor
New York, New York 10013
Attn: William Keenan
Phone: (212) 816-9946

Any notice given to the Company as provided above shall be deemed to have been given to any affiliate of the Company affected by such notice.

A duplicate copy of each notice, certificate or other communication given hereunder by either the Issuer or the Company to the other shall also be given to the Trustee. The Issuer, the Company or the Trustee may, by notice given hereunder, designate any different addresses to which subsequent notices, certificates or other communications shall be sent.

SECTION 10.2.     Severability. If any provision of this Financing Agreement shall be held or deemed to be, or shall in fact be, illegal, inoperative or unenforceable, the same shall not affect any other provision or provisions herein contained or render the same invalid, inoperative, or unenforceable to any extent whatever.

SECTION 10.3.     Execution Of Counterparts. This Financing Agreement may be simultaneously executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument; provided, however, that for purposes of perfecting a security interest in this Financing Agreement by the Trustee and the Credit Facility Provider or Liquidity Facility Provider, as applicable, under Article 9 of the Iowa Uniform Commercial Code, only the counterpart delivered, pledged, and assigned to the Trustee shall be deemed the original.

SECTION 10.4.     Amendments, Changes And Modifications. Except as otherwise provided in this Financing Agreement or the Indenture, subsequent to the initial issuance of Bonds and prior to their payment in full, or provision for such payment having been made as provided in the Indenture, this Financing Agreement may not be effectively amended, changed, modified, altered or terminated without the written consent of the Trustee, given in accordance with Section 11.02 of the Indenture. In no case may any amendment, change, modification, alteration or termination adverse to the interests of the Trustee be made without the express written consent of the Trustee.

SECTION 10.5.     Governing Law; Venue. This Financing Agreement is governed by the laws of the State of Iowa, without regard to the choice of law rules of the State of Iowa. Venue for any action under this Financing Agreement to which Issuer is a party shall lie within the district courts of the State of Iowa, and the parties hereto consent to the jurisdiction and venue of any such court and hereby waive any argument that venue in such forums is not convenient.

SECTION 10.6.     Delegation of Duties by Issuer. It is agreed that under the terms of this Financing Agreement and also under the terms of the Indenture, Issuer has delegated certain of its duties hereunder to Company and to Trustee. The fact of such delegation shall be deemed sufficient compliance by Issuer to satisfy the duties so delegated and Issuer shall not be liable in any way by reason of acts done or omitted by Company, Authorized Company Representative or Trustee. Issuer shall have the right at all times to act in reliance upon the authorization, representation or certification of the Authorized Company Representative or Trustee.

SECTION 10.7.     Authorized Representative. Whenever under the provisions of this Financing Agreement the approval of the Company is required or the Company is required to take some action at the request of the Issuer, such approval or such request shall be given on behalf of the Company by an Authorized Company Representative, and the Issuer and the Trustee shall be authorized to act on any such approval or request and neither party hereto shall have any complaint against the other or against the Trustee as a result of any such action taken.

SECTION 10.8.     Term Of The Agreement. This Financing Agreement shall be in full force and effect from the date hereof and shall continue in effect as long as any amounts are due hereunder, any of the Bonds are outstanding or the Trustee holds any moneys under the Indenture, whichever is later. All representations and certifications by the Company as to all matters affecting the tax-exempt status of the Bonds shall survive the termination of this Financing Agreement.

SECTION 10.9.     Binding Effect. This Financing Agreement shall inure to the benefit of and shall be binding upon the Issuer, the Company and their respective successors and assigns; subject, however, to the limitations contained in Section 5.2 hereof. Subject to the rights of the Issuer and the Trustee under the Indenture, the Credit Facility Provider, if any, is an express third party beneficiary with respect to the Company’s covenants and representations in this Financing Agreement.

SECTION 10.10.     Survival Of Fee Obligation. The right of the Issuer, the Trustee and the Credit Facility Provider or Liquidity Facility Provider, as applicable, to receive any fees or be reimbursed for any expenses incurred pursuant to this Financing Agreement, and the right of the Issuer and the Trustee to be protected from any liability as provided in this Financing Agreement, shall survive the retirement of the Bonds and the termination of this Financing Agreement.

SECTION 10.11.     Purchase Of Bonds. The Company agrees that it shall not purchase Bonds from the Remarketing Agent or otherwise, and that it shall cause any guarantor, Affiliate and any shareholder, member or other owner of the Company not to purchase Bonds from the Remarketing Agent or otherwise.

SECTION 10.12.     Liability of Issuer Limited to Revenues. Notwithstanding anything in this Financing Agreement or in the Bonds contained, the Issuer shall not be required to advance any moneys derived from any source other than the Revenues and other assets pledged under the Indenture for any of the purposes in the Indenture mentioned, whether for the payment of the principal of or interest on the Bonds or for any other purpose of the Indenture. Nevertheless, the Issuer may, but shall not be required to, advance for any of the purposes hereof any funds of the Issuer which may be made available to it for such purposes. The Issuer shall not be liable for any costs, expenses, losses, damages, claims or actions, of any conceivable kind on any conceivable theory, under or by reason of or in connection with this Financing Agreement, the Bonds or the Indenture, except only to the extent amounts are received for the payment thereof from the Company under this Financing Agreement.

The Company hereby acknowledges that the Issuer’s sole source of moneys to repay the Bonds will be provided by the payments made by the Company to the Trustee pursuant to this Financing Agreement, together with investment income on certain funds held by the Trustee under the Indenture, and hereby agrees that if the payments to be made hereunder shall ever prove insufficient to pay all principal (or redemption price) and interest on the Bonds as the same shall become due (whether by maturity, redemption, acceleration or otherwise), then upon notice from the Trustee, the Company shall pay such amounts as are required from time to time to prevent any deficiency or default in the payment of such principal (or redemption price) or interest, including, but not limited to, any deficiency caused by acts, omissions, nonfeasance or malfeasance on the part of the Trustee, the Company, the Issuer or any third party, subject to any right of reimbursement from the Trustee, the Issuer or any such third party, as the case may be, therefor.

The provisions of this Section shall be in addition to, and not in lieu of, any other provisions limiting the liability of the Issuer hereunder.

SECTION 10.13.     Waiver of Personal Liability. No member, officer, agent or employee of the Issuer or any director, officer, agent or employee of the Company shall be individually or personally liable for the payment of any principal (or redemption price) or interest on the Bonds or any sum hereunder or under the Indenture be subject to any personal liability or accountability by reason of the execution and delivery of this Financing Agreement; but nothing herein contained shall relieve any such member, director, officer, agent or employee from the performance of any official duty provided by law or by this Financing Agreement.

SECTION 10.14.     No Constitutional Debt. It is understood and agreed by the Company and the Bondowners that no covenant, provisions or agreement of the Issuer herein or in the Bonds or in any other document executed by the Issuer in connection with the issuance, sale and delivery of the Bonds, or any obligation herein or therein imposed upon the Issuer or breach thereof, shall give rise to a pecuniary liability of the Issuer, its directors, officers, employees or agents or a charge against the Issuer’s general credit or general fund or shall obligate the Issuer, its directors, officers, employees or agents financially in any way except with respect to the Indenture, the funds and accounts held thereunder and the application of revenues therefrom and from this Financing Agreement, and from the proceeds of the Bonds. No failure of the Issuer to comply with any term, condition, covenant or agreement herein or in the Indenture shall subject the Issuer, its directors, officers, employees or agents to liability for any claim for damages, costs or other financial or pecuniary charges except to the extent that the same can be paid or recovered from the Indenture, the funds and accounts held thereunder and the application of revenues therefrom and from this Financing Agreement and from the proceeds of the Bonds. No execution on any claim, demand, cause of action or judgment shall be levied upon or collected from the general credit or general fund of the Issuer. In making the agreements, provisions and covenants set forth herein, the Issuer has not obligated itself except with respect to the Indenture and the funds and accounts held thereunder and the application of revenues therefrom and from this Financing Agreement, and from the proceeds of the Bonds, as hereinabove provided.

The Bonds constitute special, limited obligations of the Issuer, payable solely from proceeds of the Bonds, draws under the Credit Facility or Liquidity Facility, the revenues pledged to the payment thereof pursuant to this Financing Agreement, and the funds and accounts held under and pursuant to the Indenture and pledged therefor. The Bonds, the interest thereon and any other payments or costs incident thereto do not constitute an indebtedness or a loan of the credit of the Issuer, the State of Iowa or any political subdivision thereof within the meaning of any constitutional or statutory provisions. The Issuer does not pledge its faith or credit nor the faith or credit of the State nor any political subdivision of the State to the payment of the principal of, the interest on or any other payments or costs incident to the Bonds. The issuance of the Bonds and the execution of any documents in relation thereto do not directly, indirectly or contingently obligate the State or any political subdivision of the State to apply money from or levy or pledge any form of taxation whatever to the payment of the principal of or interest on the Bonds or any other payments or costs incident thereto. The Issuer has no taxing power.

It is further understood and agreed by the Company and the Bondowners that the Issuer, its directors, officers, employees or agents shall incur no pecuniary liability hereunder and shall not be liable for any expenses related hereto, all of which the Company agrees to pay. If, notwithstanding the provisions of this Section, the Issuer, its directors, officers, employees or agents incur any expense, or suffer any losses, claims or damages or incurs any liabilities, the Company will indemnify and hold harmless the Issuer, its directors, officers, employees or agents from the same and will reimburse the Issuer, its directors, officers, employees or agents in relation thereto, and this covenant to indemnify, hold harmless and reimburse the Issuer, its directors, officers, employees or agents shall survive payment and discharge of the Bonds.

SECTION 10.15.     Annual Information for Audit. Company agrees that it will annually on or before August 15 of each year furnish the Issuer with a statement of the principal amount of the Bonds outstanding as of the immediately preceding June 30. In addition, the Company shall provide the Issuer with any other information which may from time to time be requested concerning the Bonds according to the rules and interpretations of the Governmental Accounting Standards Board required to be disclosed concerning conduit debt obligations.

SECTION 10.16.     Complete Agreement. The parties agree that the terms and conditions of this Financing Agreement supersede those of all previous agreements between the parties relative to the Bonds, and that this Financing Agreement, together with the documents referred to in this Financing Agreement, contains the entire agreement relative to the Bonds between the parties hereto.

IMPORTANT:  READ BEFORE SIGNING.  THE TERMS OF THIS FINANCING AGREEMENT SHOULD BE READ CAREFULLY BECAUSE ONLY THOSE TERMS IN WRITING ARE ENFORCEABLE.  NO OTHER TERMS OR ORAL PROMISES NOT CONTAINED IN THIS WRITTEN CONTRACT MAY BE LEGALLY ENFORCED.  YOU MAY CHANGE THE TERMS OF THIS BOND FINANCING AGREEMENT ONLY BY ANOTHER WRITTEN AGREEMENT.

[EXECUTION PAGE FOLLOWS]

IN WITNESS WHEREOF, the Iowa Finance Authority has caused this Financing Agreement to be executed in its name and its seal to be hereunto affixed by its duly authorized officers, and the Company has caused this Financing Agreement to be executed in its name all as of the date first above written.

[SEAL]	IOWA FINANCE AUTHORITY

	By	/s/ Aaron Smith
Name: Aaron Smith Title: Authorized Officer

GEVO NW IOWA RNG, LLC

	By	/s/ L. Lynn Smull
Name: L. Lynn Smull Title: Chief Financial Officer

S-1

EXHIBIT A

DESCRIPTION OF THE PROJECT

The Bond proceeds are intended to finance the following project:

The biogas facility to be developed, designed, constructed, owned and operated by or on behalf of the Company, comprising (i) three anaerobic digesters and related equipment situated on dairy farms located at 2301 240th Street, Inwood, Iowa, 2633 Elmwood Avenue, Rock Valley, Iowa and 1760 300th Street, Rock Valley, Iowa, respectively (each a “Digester” and collectively the “Digesters”), that will produce partially conditioned biogas from cow manure and other solid waste (ii) a centrally located gas upgrade system located at 2476 250th Street, Doon, Iowa that will upgrade the partially conditioned biogas produced by the Digesters to pipeline quality natural gas and interconnect to Northern Natural Gas’ interstate pipeline market (the “GUS”), (iii) the gathering pipelines to transport to the GUS the partially conditioned biogas produced by the Digesters, and (iv) other related improvements.

A-1

EXHIBIT B

Promissory Note

$68,155,000	April 15, 2021

GEVO NW IOWA RNG, LLC, a Delaware limited liability company (the “Company”), for value received, hereby promises to pay to Iowa Finance Authority (the “Authority”), or assigns, on January 1, 2042, the principal sum of $68,155,000, subject to prior payment in accordance with the Indenture and the Financing Agreement, as those terms are defined herein, with interest on the unpaid principal sum, from the date hereof, until said principal sum shall be paid or until the maturity of the Bonds (as hereinafter defined) shall be accelerated pursuant to the Indenture, at the then interest rate provided in the Bonds, as hereinafter defined. Interest shall be payable at the interest rates payable on the Bonds, and the principal of, premium, if any, and interest on this Note shall be payable at the times as set forth in more detail in the Financing Agreement and the Indenture (as such terms are defined below).

Payments shall be made in lawful money of the United States of America in immediately available funds on the date payment is due, at the principal corporate trust office of Citibank, N.A., as trustee (the “Trustee”) in New York, New York, or at such other place as the Trustee may direct in writing.

The Authority, by the execution of the Indenture, as hereinafter defined, and the assignment form at the foot of this Note, is assigning this Note and the payments thereon, without recourse or warranty, to the Trustee acting pursuant to the Indenture dated as of April 1, 2021 (the “Indenture”), between the Authority and the Trustee as security for the Authority’s $68,155,000 in aggregate principal amount of Solid Waste Facility Revenue Bonds (Gevo NW Iowa RNG, LLC Renewable Natural Gas Project), Series 2021 (the “Bonds”), as issued pursuant to the Indenture. Payments of principal of and interest on this Note shall be made directly to the Trustee for the account of the Authority pursuant to such assignment and applied only to the principal of and interest on the Bonds. All obligations of the Company hereunder shall terminate when all sums due and to become due pursuant to the Indenture, this Note, the Financing Agreement, as hereinafter defined, and the Bonds have been paid.

In addition to the payments of principal and interest specified in the first paragraph hereof, the Company shall also pay such additional amounts, if any, which, together with other moneys available therefor pursuant to the Indenture, may be necessary to provide for payment when due (whether at maturity, by acceleration or call for redemption, mandatory purchase, purchase upon optional tenders, sinking fund redemption or otherwise) of principal and purchase price of, premium, if any, and interest on the Bonds.

The Company shall have the option or may be required to prepay this Note in whole or in part upon the terms and conditions and in the manner specified in the Bond Financing Agreement dated as of April 1, 2021 (the “Financing Agreement”), between the Authority and the Company.

This Note is issued pursuant to the Financing Agreement as evidence of the Company’s payment obligation in Section 4.2(a) thereof and is entitled to the benefits and subject to the conditions thereof, including the provisions of Section 4.3 thereof that the Company’s obligations thereunder and hereunder shall be unconditional. All the terms, conditions and provisions of the Financing Agreement and the applicable provisions of the Bonds and the Indenture are, by this reference thereto, incorporated herein as a part of this Note.

In case a Financing Default Event, as defined in the Financing Agreement, shall occur, the principal of and interest on this Note may be declared immediately due and payable as provided in the Financing Agreement. This Note shall be governed by, and construed in accordance with, the laws of the State of Iowa.

IMPORTANT:  READ BEFORE SIGNING.  THE TERMS OF THIS NOTE SHOULD BE READ CAREFULLY BECAUSE ONLY THOSE TERMS IN WRITING ARE ENFORCEABLE.  NO OTHER TERMS OR ORAL PROMISES NOT CONTAINED IN THIS WRITTEN CONTRACT MAY BE LEGALLY ENFORCED.  YOU MAY CHANGE THE TERMS OF THIS NOTE ONLY BY ANOTHER WRITTEN AGREEMENT.

IN WITNESS WHEREOF, the Company has caused this Note to be executed in its corporate name and its seal to be hereunto affixed and attested by its duly authorized officers, all as of the date first above written.

GEVO NW IOWA RNG, LLC

By:
Name: Title:

ASSIGNMENT

Iowa Finance Authority (the “Authority”), hereby irrevocably assigns, without recourse or warranty, the foregoing Note to Citibank, N.A., as Trustee under an Indenture dated as of April 1, 2021 (the “Indenture”), between the Authority and the Trustee and hereby directs Gevo NW Iowa RNG, LLC as the maker of the Note to make all payments of principal of and interest thereon directly to the Trustee at its principal corporate trust office in New York, or at such other place as the Trustee may direct in writing. Such assignment is made as security for the payment of the Authority’s $68,155,000 in aggregate principal amount of Solid Waste Facility Revenue Bonds (Gevo NW Iowa RNG, LLC Renewable Natural Gas Project), Series 2021, issued pursuant to the Indenture.

IOWA FINANCE AUTHORITY

By:
Name: Title:

EXHIBIT C

FORM OF DISBURSEMENT REQUEST

REQUEST NO. ___

REQUESTING DISBURSEMENT OF FUNDS FROM PROJECT FUND PURSUANT TO SECTION 3.2 OF THE BOND FINANCING AGREEMENT (the “Financing Agreement”) DATED AS OF APRIL 1, 2021 BY AND BETWEEN IOWA FINANCE AUTHORITY AND GEVO NW IOWA RNG, LLC.

Pursuant to Section 3.2 of the Financing Agreement, the undersigned Authorized Company Representative hereby requests and authorizes Citibank, N.A., as trustee (the “Trustee”), as depository of the Project Fund created by the Indenture, as defined in the Financing Agreement, to pay to the Company or to the person(s) listed on the Disbursement Schedule attached hereto out of the moneys on deposit in the Project Fund the aggregate sum of $ ____________, to pay such person(s) or to reimburse the Company in full, as indicated in the Disbursement Schedule, for advances, payments and expenditures made by it in connection with the items listed in the Disbursement Schedule.

In connection with the foregoing request and authorization, the undersigned hereby certifies that:

(a)         each item for which disbursement is requested hereunder is properly payable out of the Project Fund in accordance with the terms and conditions of the Financing Agreement and none of those items has formed the basis for any disbursement heretofore made from the Project Fund;

(b)         each such item is or was necessary in connection with the development, acquisition, design, engineering, permitting, equipping, construction, installation, improvement, commissioning, start-up and testing the property comprising the Project, as defined in the Financing Agreement;

(c)         this request and all exhibits hereto, including the Disbursement Schedule, shall be conclusive evidence of the facts and statements set forth herein and shall constitute full warrant, protection and authority to the Trustee for its actions taken pursuant hereto;

(d)         this request constitutes the approval of the Company of each disbursement hereby requested and authorized;

(e)         [except with respect to disbursements from the Costs of Issuance Account,] each item is for a cost as described in and permitted by the Tax Certificate with an average reasonably expected economic life of such items and all items previously paid or expected to be paid from the Project Fund of not less than five-sixths (5/6ths) of the average maturity of the Bonds or, if not, then an opinion of Bond Counsel is attached hereto permitting such item to be paid from moneys on deposit in the Project Fund; and

(f)         if the contract involved requires the retention by the Company of a portion of such contract price, the Company has requested payment of only the net amount remaining after deduction of any such portion.

Capitalized terms not otherwise defined herein shall have the meaning set forth in the Financing Agreement.

IN WITNESS WHEREOF, the Authorized Company Representative has set his hand as of the ____ day of ______, 20__.

By:________________________

Authorized Company Representative

Acknowledged:

Citibank, N.A., as Trustee

By: _____________
Name: __________
Title:___________

DISBURSEMENT SCHEDULE

PURPOSE OF DISBURSEMENT	PAYEE	AMOUNT